CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, September 5, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partner ships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Wednesday, September 20, 2000. The Offers were previously scheduled to expire at various dates at 5:00 p.m., New York time, from Tuesday, September 5, 2000 through Friday, September 8, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on September 1, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                 PURCHASE PRICE             NUMBER OF
              NAME OF PARTNERSHIP                                   PER UNIT             UNITS TENDERED
              -------------------                                --------------          --------------
Angeles Opportunity Properties Ltd.                              $       368.00              113.00
Angeles Partners IX                                                      352.00              100.00
Angeles Partners X                                                       134.00              163.00
Angeles Partners XIV                                                       0.55              373.00
Century Properties Fund XVIII                                             95.00              379.00
Century Properties Growth Fund XXII                                      526.00              895.00
Consolidated Capital Institutional Properties I                          421.00              685.50
Consolidated Capital Institutional Properties II                          31.00            4,630.70
Davidson Diversified Real Estate I                                     3,305.00                8.80
Davidson Diversified Real Estate III                                   1,975.00               11.75
Davidson Growth Plus LP                                                  486.00              277.50
Fox Strategic Housing Income Partners                                    198.00              119.00
Multi-Benefit Realty Fund '87 Class A                                     62.00              202.00
Multi-Benefit Realty Fund '87 Class B                                     16.00               20.00
National Property Investors 4                                            271.00              125.00
National Property Investors 5                                             70.00              402.00
National Property Investors 6                                            192.00              339.00
National Property Investors 7                                            242.80              205.00
National Property Investors 8                                            153.00               17.00
Shelter Properties I                                                     835.00               46.00
Shelter Properties II Limited Partnership                                588.00              350.00
Shelter Properties III Limited Partnership                               264.00              855.00
Shelter Properties V Limited Partnership                                 576.00               88.00
Shelter Properties VII Limited Partnership                               597.00              303.00


         For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.